Exhibit 5.1

Robert C. Shrosbree Executive Director Legal, Corporate & Securities
General Motors Company Legal Staff 300 GM Renaissance Center Mail Code: 482-C23-D24 Detroit, Michigan, 48265-3000 Tel 313-665-8452 Fax 313-665-4979 robert.shrosbree@gm.com

June 16, 2014

General Motors Company
300 Renaissance Center
Detroit, Michigan 48265-3000

RE:    Registration Statement on Form S-8

Ladies and Gentlemen:

General Motors Company (the “Company”) has filed a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended with respect to 60,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) relating to the General Motors Company 2014 Long-Term Incentive Plan (the “Plan”).

As Executive Director Legal, Corporate and Securities, I am familiar with the Restated Certificate of Incorporation and the By-Laws of the Company and with its affairs, including the actions taken by the Company in connection with the preparation of the Registration Statement. I also examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

Based upon the foregoing, it is my opinion that the Common Stock to be registered, when issued and delivered pursuant to the Company’s Restated Certificate of Incorporation and the Plan, and when the Registration Statement shall have become effective, will be legally issued and will be fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours, /S/ ROBERT C. SHROSBREE Robert C. Shrosbree Executive Director Legal, Corporate & Securities